Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below shall have the same meaning as terms defined and included elsewhere in this Current Report on Form 8-K (the “Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”.)

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of Global Star and K Wave, and the six Korean Entities as of December 31, 2024, adjusted to give effect to the Business Combination, the acquisition of the Six Korean entities and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Global Star has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined balance sheet as of December 31, 2024, assumes that the Business Combination occurred December 31, 2024. The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024, presents pro forma effect to the Business Combination as if it had occurred on January 1, 2024.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Combined Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Combined Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined balance sheet as of December 31, 2024, has been derived from:

●	the historical financial statements of K Wave as of December 31, 2024 and 2023, and for the years then ended and for the period from June 22, 2023 (inception) to December 31, 2023; and

●	the historical financial statements of K Enter as of December 31, 2024 and 2023, and for the years then ended, and for the period from January 4, 2023 (inception) to December 31, 2023; and

●	the historical consolidated financial statements of Global Star as of December 31, 2024 and 2023 and for the years then ended; and

●	the historical consolidated financial statements of Play Company as of December 31, 2024 and 2023 and for the years then ended; and

●	the historical financial statements of LAMP as of December 31, 2024 and 2023 and for the years then ended; and

●	the historical financial statements of Bidangil as of December 31, 2024 and 2023 and for the years then ended; and

●	the historical financial statements of Apeitda as of December 31, 2024 and 2023 and for the years then ended; and

●	the historical financial statements of Anseilen as of December 31, 2024 and 2023 and for the years then ended and for the period from March 6, 2023 (inception) to December 31, 2023; and

●	the historical financial statements of Solaire Partners as of December 31, 2024 and 2023 and for the years then ended.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this Super 20-F which incorporates Transaction Accounting Adjustments. K Wave Media and Global Star have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of Global Star, Play Company, LAMP, Bidangil, Apeitda, Anseilen, Solaire Partners, K Wave. and K Enter included in this proxy statement/prospectus and Global Star’s, Play Company’s, LAMP’s, Bidangil’s, Apeitda’s, Ansilen’s, Solaire Partners’, K Wave’s and K Enter’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere herein.

Description of the Transactions

Business Combination

Pursuant to the Share Purchase Agreements, on January 2, 2025, K Enter consummated the business combinations with the six Korean Entities (“New K Enter”). Pursuant to the Business Combination Agreement, on the Closing Date, Global Star reincorporated to Cayman Islands by merging with and into K Wave Media Ltd, a Cayman Islands exempted company and wholly owned subsidiary of Global Star (“PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Reincorporation Merger”); (ii) one (1) business day following the Reincorporation Merger, GLST Merger Sub, Inc. (“Merger Sub”), a Delaware corporation and wholly owned subsidiary of PubCo, merged with and into K Enter, resulting in K Enter being a wholly owned subsidiary of PubCo (the “Acquisition Merger”). The Reincorporation Merger and the Acquisition Merger are collectively referred to herein as the “Business Combination.”. Also on the Closing Date, the Global Star acquired all of the issued and outstanding ordinary shares of K Wave Media (the “Purchased Shares”) from the Sellers in exchange for the Company’s ordinary shares (“Company Ordinary Shares”) par value $0.0001 per share (the “Share Exchange”).

More specifically, pursuant to the Business Combination Agreement, at the effective time of the Business Combination (the “Effective Time”):

The following table summarizes the pro forma number of shares of K Wave Media outstanding following the consummation of the Business Combination and the Domestication, discussed further in the sections below, excluding the potential dilutive effect of the K Wave Media Public Warrants, Private Warrants, and Convertible Note Warrants.

Equity Capitalization Summary	Shares	%
K Enter Stockholders	59,160,000	93.4%
Global Star Public Stockholders	960,043	1.6%
Sponsor and Initial Stockholders	2,961,247	4.7%
Representative Shares	165,000	0.3%
Total ordinary shares	63,246,290	100.0%

The following table shows the per share book value  of K Wave Media held by non-redeeming holders of K Wave Media Ordinary Shares:

Shares	63,246,290
Book equity per share	$1.84

Accounting for the Business Combination

The Business Combination was accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, Global Star is be treated as the “acquired” company for financial reporting purposes, and New K Enter is the accounting “acquirer”. This determination was primarily based on the assumption that:

●	New K Enter’s existing stockholders will hold a majority of the voting rights of PubCo post Business Combination;

●	By virtue of such estimated voting interest upon the Closing, New K Enter’s existing stockholders will have the ability to control decisions regarding the election and removal of directors and officers of New K Enter following the Closing;

●	New K Enter will have control over the Board;

●	New K Enter’s operations will substantially comprise the ongoing operations of PubCo;

●	New K Enter is the larger entity in terms of substantive operations and employee base; and

●	New K Enter’s senior management will comprise the senior management of PubCo.

Another determining factor was that Global Star does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization within the scope of IFRS 2, where New K Enter issues stock for the net assets of Global Star. The net assets of Global Star are stated at historical cost, with no goodwill or intangible assets recorded. Any excess of the fair value of shares issued to Global Star over the fair value of Global Star’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

The acquisition of Play Company by K Enter will be accounted for in accordance with the acquisition method of accounting under IFRS 3, with Play Company considered to be the acquirer of K Enter for financial reporting purposes. As Play Company’s basis of accounting is IFRS, K Enter’s basis of accounting (following the acquisition of Play Company) will be IFRS.

The acquisitions of each of the Six Korean Entities other than Play Company by K Enter will also be accounted for in accordance with the acquisition method of accounting under IFRS 3, with K Enter (following the acquisition of Play Company, its predecessor) considered to be the acquirer of each of the Six Korean Entities other than Play Company. New K Enter’s basis of accounting will be IFRS, consistent with that of its predecessor, Play Company.

The overall impact of the accounting conclusions set out above will be that the financial statements of Play Company will become those of K-Enter post-consummation and will not experience a change in basis as a result of the application of the acquisition method while each of K Enter and the Six Korean Entities other than Play Company will experience a change in basis as a result of the application of the acquisition method and will be reflected in the consolidated financial statements of Play Company on a prospective basis post-consummation.

This determination was primarily based on the assumption that:

●	Play Company’s existing stockholders will hold a large minority voting interest in New K Enter where no other owner has a significant voting interest;

●	Play Company’s CEO has the ability to appoint a majority of directors of New K Enter’s board of directors;

●	Play Company’s CEO has the ability to appoint the senior management of New K Enter;

●	Play Company’s operations will substantially comprise the ongoing operations of New K Enter; and

●	Play Company is the larger entity in terms of substantive operations and employee base.

Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price, if any, allocated to goodwill. Costs related to the transaction are expensed as incurred.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

FOR K WAVE

AS OF DECEMBER 31, 2024(1)

	K Wave Media (IFRS Historical)	New K Enter Pro Forma Combined (IFRS Historical)	Global Star (IFRS Historical - Note 4)	Share Redemption Adjustment and Elimination Adjustment		Global Star Pro Forma Adjusted (IFRS Historical)	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
ASSETS
Current assets
Cash and cash equivalents	$-	$7,059,075	$510,939	$-		$510,939	$462,442	B	$9,079,947
							(500,000)	C
							(2,429,769)	D
							-	-
							(22,740)	N
							4,000,000	Z
Short-term financial instruments	-	286,579	-	-		-	-		286,579
Short-term investment securities	-	583,863	-	-		-	-		583,863
Accounts receivable - trade, net	-	6,348,679	-	-		-	-		6,348,679
Other receivables	-	905,827	-	-		-			905,827
Other receivables - related parties	50,000	-	-	-		-	(50,000)	U	-
Preferred stock subscription receivable	-	-	-	-		-	-	-	-
Deferred transaction costs	-	2,152,048	-	-		-			2,152,048
Short-term loans, net	-	468,515	-	-		-	-		468,515
Accounts receivable - other, net	-	1,153,853	-	-		-	-		1,153,853
Value added tax receivables	-	37,097	-	-		-	-		37,097
Other current financial assets	-	158,756	-	-		-	-		158,756
Prepaid expenses and other current assets	-	422,239	-	-		-	-		422,239
Prepaid expenses and other current assets - related party	-	67,699	-	-		-	-		67,699
Other current assets	-	1,363,573	7,500	-		7,500	-		1,371,073
Contract assets	-	1,156,802	-	-		-	-		1,156,802
Current tax assets	-	235,124	-	-		-	-		235,124
Inventories, net	-	553,722	-	-		-	-		553,722

Total current assets	50,000	22,953,451	518,439	-		518,439	1,459,933		24,981,823

Non-current assets
Long-term financial instruments	-	218,247	-	-		-	-		218,247
Long-term loans, net	-	88,003	-	-		-	-		88,003
Long-term investment securities	-	1,566,486	-	-		-	-		1,566,486
Investments in associates and joint ventures	-	56,163	-	-		-	-		56,163
Investment in subsidiary	-	-	-	50,000	T	50,000	(50,000)	U	-
Investment in equity securities	-	1,600,000	-	-		-	-		1,600,000
Investment in equity securities - related party	-	-	-	-		-	-		-
Property, plant and equipment, including right-of-use assets	-	8,569,812	-	-		-	-		8,569,812
Investment properties	-	271,337	-	-		-	-		271,337
Operating lease right-of-use assets, net	-	1,858	-	-		-	-		1,858
Operating lease right-of-use assets, net - related party	-	19,189	-	-		-	-		19,189
Intangible Asset - Intellectual Property	-	15,560,353	-	-		-	-		15,560,353
Intangible Asset - Customer relationships	-	10,552,564	-	-		-	-		10,552,564
Intangible Asset - Trademarks	-	4,025,354	-	-		-	-		4,025,354
Intangible Asset - Non-compete	-	175,069	-	-		-	-		175,069
Intangible assets other than goodwill	-	3,067,670	-	-		-	-		3,067,670
Goodwill	-	126,827,806	-	-		-	-		126,827,806
Other non-current assets	-	679,688	-	-		-	-		679,688
Other non-current financial assets	-	1,595,020	-	-		-	-		1,595,020
Other non-current non-financial assets	-	2,968,585	-	-		-	-		2,968,585
Defined benefit assets	-	-	-	-		-	-		-
Deferred tax assets	-	715,127	-	-		-	-		715,127
Investments held in Trust Account	-	-	4,374,657	(3,936,142)	X	425,863	(462,442)	B	-
				(12,652)	X		13,839	J
							22,740	N
Long-term accounts receivable - other, net	-	31,058	-	-		-	-		31,058
Total non-current assets	-	178,589,389	4,374,657	(3,898,794)		475,863	(475,863)		178,589,389

Total assets	$50,000	$201,542,841	$4,893,096	$(3,898,794)		$994,302	$984,070		$203,571,213

LIABILITIES
Current liabilities
Trade and other payables	$-	$17,269,737	$1,726,331	$-		$1,726,331	$(2,613,864)	D	$16,382,204
Trade and other payables - related party	-	1,330,731	-	-		-	-		1,330,731
Other current financial liabilities	-	152,965	-	-		-	-		152,965
Other current non-financial liabilities	-	1,155,302	-	-		-	-		1,155,302
Contract liabilities	-	240,614	-	-		-	-		240,614
Other payables	7,257	(65)	-	-		-	-		7,192
Other payables - related parties	5,550	-	-	50,000	T	50,000	(50,000)	U	5,550
Short-term borrowings	-	4,229,575	-	-		-	(500,000)	Z	3,729,575
Short-term borrowings - related party	-	245,312	-	-		-	-		245,312
Current portion of long-term borrowings, net	-	1,427,034	-	-		-	-		1,427,034
Current lease liabilities	-	1,358,084	-	-		-	-		1,358,084
Lease liability, current - related party	-	19,189	-	-		-	-		19,189
Current tax liabilities	-	273,563	324,943	(12,652)	X	312,291	-		585,854
Due to Sponsor	-	-	15,094	-		15,094	-	-	15,094
Sponsor working capital loan	-	-	1,596,000	-		1,596,000	(1,596,000)	L	-
Excise tax payable attributable to redemption of common stock	-	-	959,070	-		959,070	-		959,070
Promissory note - related party	-	-	733,661	-		733,661	(982,000)	L	-
							248,339	L
Promissory note - underwriter	-	-	-	-		-	2,000,000	C	2,000,000
Consideration payable	-	12,057,680	-	-		-	-		12,057,680
Contingent consideration payable	-	8,630,305	-	-		-	-		8,630,305
Accrued franchise tax payable	-	-	131,798	-		131,798	-		131,798
Accrued expenses	-	-	-	-		-	-		-
Financial guarantee liability	-	1,741	-	-		-	-		1,741

Total current liabilities	12,807	48,391,767	5,486,897	37,348		5,524,245	(3,493,525)		50,435,294

Non-current liabilities
Trade and other non-current payables	-	14,679	-	-		-	-		14,679
Long-term borrowings, excluding current portion, net	-	-	-	-		-	-		-
Other non-current financial liabilities	-	101,498	-	-		-	-		101,498
Other non-current non-financial liabilities	-	-	-	-		-	-		-
Defined benefit liabilities	-	741,137	-	-		-	-		741,137
Convertible note		-							-
Derivative liabilities	-	602,061	-	-		-			602,061
Contract liabilities	-	608,989							608,989
Other non-current provisions	-	424,967	-	-		-	-		424,967
Non-current lease liabilities	-	6,296,138	-	-		-	-		6,296,138
Deferred tax liabilities	-	6,605,579	-	-		-	-		6,605,579
Deferred underwriting commissions	-	-	3,220,000	-		3,220,000	(3,220,000)	C	-
Warrant liabilities	-	-	290,947	-		290,947	4,500	L	295,447
Call option liability	-	849,022	-	-		-	-		849,022
Earnout liability	-	-	-	-		-	-		-
Consideration payable, non-current	-	11,758,370	-	-		-	-		11,758,370
Convertible senior unsecured notes	-	4,166,833	-	-		-	4,500,000	Z	8,666,833
Discount on note	-	(200,687)	-	-		-	-		(200,687)
Class A common stock subject to possible redemption	-	-	4,430,398	(3,936,142)	X	494,256	(460,852)	G	-
							(33,404)	G
Total non-current liabilities	-	31,968,586	7,941,345	(3,936,142)		4,005,203	790,244		36,764,033

Total liabilities	12,807	80,360,353	13,428,242	(3,898,794)		9,529,448	(2,703,281)		87,199,327

Class A common stock subject to possible redemption	-	-	-	-		-	-		-

EQUITY
Share capital	-	-	-	-		-	-		-
Global Star preferred stock	-	-	-	-		-	-		-
K Enter Series A-1 convertible preferred stock	-	-	-	-		-	-		-
K Enter Series A convertible preferred stock	-	355	-	-		-	(355)	P	-
K Enter common stock	-	2,468	-	-		-	4	P	-
							(2,472)	E
Pubco ordinary shares	50,000	-	-	-		-	5,683	E	6,326
							5	C
							217	D
							(50,000)	U
							421	M
Global Star Class A common stock	-	-	62	-		62	4	G	-
							230	I
							97	K
							28	L
							(421)	M
Global Star Class B common stock	-	-	230	-		230	(230)	I	-
Preferred stock subscription receivable	-	-	-	-		-	-		-
Additional paid-in capital	-	106,247,121	-			-	16,539,612	D	155,367,788
							536,057	C
							(3,211)	E
							(10,205,097)	F
							460,848	G
							38,041,732	H
							(97)	K
							2,573,472	L
							1,150,000	O
							351	P
Share premium	-	-	-	-		-	-		-
Other reserves	(1,376)	(19,916,668)	-	-		-	-	-	(19,918,044)
Retained earnings (Accumulated deficit)	(11,431)	24,367,148	(8,535,438)	-		(8,535,438)	10,189,975	F	(29,566,248)
							156,938	C
							33,404	G
							(38,041,732)	H
							13,839	J
							(248,339)	L
							(16,355,734)	D
							(1,150,000)	O
Accumulated other comprehensive income (loss)	-	(251,337)	-			-	-		(251,337)
Equity attributable to the equity holders of the Company	37,193	110,449,087	(8,535,146)	-		(8,535,146)	3,687,351		105,638,485
Non-controlling interest	-	10,733,400	-	-		-	-		10,733,400

Total equity	37,193	121,182,487	(8,535,146)	-		(8,535,146)	3,687,351		116,371,885

Total equity and liabilities	$50,000	$201,542,841	$4,893,096	$(3,898,794)		$994,302	$984,070		$203,571,213

(1)	The unaudited pro forma condensed combined balance sheet for K Wave as of December 31, 2024, combines the unaudited pro forma combined balance sheet of New K Enter as of December 31, 2024, with the historical audited balance sheet of Global Star as of December 31, 2024.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

FOR NEW K ENTER

AS OF DECEMBER 31, 2024(2)

	Play Company as converted to USD (IFRS Historical)	LAMP as converted to USD (IFRS Historical)	Bidangil as converted to USD (IFRS Historical)	Apeitda as converted to USD (IFRS Historical)	Anseilen as converted to USD (IFRS Historical)	Solaire Partners as converted to USD (IFRS Historical)	K Enter (IFRS Historical - Note 4)	Transaction Accounting Adjustments		New K Enter Pro Forma Combined (IFRS Historical)
ASSETS
Current assets
Cash and cash equivalents	$2,808,501	$584,580	$980,123	$233,132	$244,430	$240	$333,069	$1,500,000	V	$7,059,075
								375,000	V

Short-term financial instruments	286,579	-	-	-	-	-	-	-		286,579
Short-term investment securities	-	-	583,863	-	-	-	-	-		583,863
Accounts receivable - trade, net	6,232,282	61,262	428	12,484	-	35,727	6,496	-		6,348,679
Other receivables	-	-	-	-	-	-	905,827	-		905,827
Other receivables - related parties	-	-	-	-	-	-	-	-		-
Preferred stock subscription receivable	-	-	-	-	-	-		-		-
Deferred transaction costs	-	-	-	-	-	-	2,152,048			2,152,048
Short-term loans, net	532,797	-	91,348	-	-	-	-	(91,348)	W	468,515
								(64,282)	Y
Accounts receivable - other, net	88,291	64,366	1,872	-	-	1,441,092	-	(64,831)	R	1,153,853
								(375,000)	V
								(1,872)	W
								(65)	Y
Value added tax receivables	-	-	-	-	37,097	-	-	-		37,097
Other current financial assets	27,066	-	34,239	-	-	97,451	-	-		158,756
Prepaid expenses and other current assets	-	-	-	-	-	-	422,239	-		422,239
Prepaid expenses and other current assets - related party	-	-	-	-	-	-	67,699	-		67,699
Other current assets	449,726	867,265	44,945	1,542	29	66	-	-		1,363,573
Contract assets	-	415,481	490,472	-	-	250,849	-	-		1,156,802
Current tax assets	235,124	-	-	-	-	-	-	-		235,124
Inventories, net	553,722	-	-	-	-	-	-	-		553,722

Total current assets	11,214,088	1,992,954	2,227,290	247,158	281,556	1,825,425	3,887,378	1,277,602		22,953,451

Non-current assets
Long-term financial instruments	218,247	-	-	-	-	-	-	-		218,247
Long-term loans, net	-	88,003	-	-	-	-	-	-		88,003
Long-term investment securities	494,222	541,323	-	48,679	-	482,262	-	-		1,566,486
Investments in associates and joint ventures	-	-	-	-	-	56,163	-	-		56,163
Investment in subsidiary	-	-	-	-	-	-	-	-		-
Investment in equity securities	-	-	-	-	-	-	1,600,000	-		1,600,000
Investment in equity securities - related party	-	-	-	-	-	-	1,178,055	(1,178,055)	S	-
Property, plant and equipment, including right-of-use assets	8,153,673	107,952	83,762	149,434	497	21,130	24,356	29,008	R	8,569,812
Investment properties	271,337	-	-	-	-	-	-	-		271,337
Operating lease right-of-use assets, net	-	-	-	-	-	-	21,048	(19,190)	R	1,858
Operating lease right-of-use assets, net - related party	-	-	-	-	-	-	19,189	-		19,189
Intangible Asset - Intellectual Property	-	-	-	-	-	-	-	15,560,353	A	15,560,353
Intangible Asset - Customer relationships	-	-	-	-	-	-	-	10,552,564	A	10,552,564
Intangible Asset - Trademarks	-	-	-	-	-	-	-	4,025,354	A	4,025,354
Intangible Asset - Non-compete	-	-	-	-	-	-	-	175,069	A	175,069
Intangible assets other than goodwill	3,067,670	-	-	-	-	-	-	-		3,067,670
Goodwill	2,211,123	-	-	-	-	-	-	124,616,683	A	126,827,806
Other non-current assets	-	-	-	-	-	-	1,762,368	(1,014,981)	Q	679,688
								(67,699)	R
Other non-current financial assets	1,220,156	26,444	58,720	292,198	-	203	-	(2,701)	R	1,595,020
Other non-current non-financial assets	1,291,033	930,459	350,574	-	396,519	-	-	-		2,968,585
Defined benefit assets	-	-	-	-	-	-	-	-		-
Deferred tax assets	684,106	31,021	-	-	-	-	-	-		715,127
Investments held in Trust Account	-	-	-	-	-	-	-	-		-
Long-term accounts receivable - other, net	-	31,058	-	-	-	-	-	-		31,058

Total non-current assets	17,611,567	1,756,260	493,056	490,311	397,016	559,758	4,605,016	152,676,405		178,589,389

Total assets	$28,825,655	$3,749,214	$2,720,346	$737,469	$678,572	$2,385,183	$8,492,394	$153,954,008		$201,542,841

LIABILITIES
Current liabilities
Trade and other payables	$9,500,053	$1,378,748	$616,832	$12,933	$11,992	$1,219,139	$4,597,739	$(67,699)	R	$17,269,737
Trade and other payables - related party	-	-	-	-	-	-	1,332,603	(1,872)	W	1,330,731
Other current financial liabilities	87,965	-	-	-	-	65,000	-	-		152,965
Other current non-financial liabilities	976,881	36,063	5,017	79,747	41,424	16,170	-	-		1,155,302
Contract liabilities	-	240,614	-	-	-	-	-	-		240,614
Other payables	-	-	-	-	-	-	-	(65)	Y	(65)
Other payables - related parties	-	-	-	-	-	-	-	-		-
Short-term borrowings	2,546,926	978,072	-	-	-	140,295	564,282	-		4,229,575
Short-term borrowings - related party	-	-	-	-	-	-	400,942	(91,348)	W	245,312
								(64,282)	Y
Current portion of long-term borrowings, net	1,427,034	-	-	-	-	-	-	-		1,427,034
Current lease liabilities	1,208,895	54,244	52,730	-	-	41,239	20,165	(19,189)	R	1,358,084
Lease liability, current - related party	-	-	-	-	-	-	19,189	-		19,189
Current tax liabilities	73,729	10,093	55,156	3,384	-	131,201	-	-		273,563
Due to Sponsor	-	-	-	-	-	-	-	-		-
Sponsor working capital loan	-	-	-	-	-	-	-	-		-
Excise tax payable attributable to redemption of common stock	-	-	-	-	-	-	-	-		-
Promissory note - related party	-	-	-	-	-	-	-	-		-
Promissory note - underwriter	-	-	-	-	-	-	-	-		-
Consideration payable	-	-	-	-	-	-	-	12,057,680	A	12,057,680
Contingent consideration payable	-	-	-	-	-	-		8,630,305	A	8,630,305
Accrued franchise tax payable	-	-	-	-	-	-	-	-		-
Accrued expenses	-	-	-	-	-	-	-	-		-
Financial guarantee liability	-	1,741	-	-	-	-	-	-		1,741

Total current liabilities	15,821,483	2,699,575	729,735	96,064	53,416	1,613,044	6,934,920	20,443,530		48,391,767

Non-current liabilities
Trade and other non-current payables	14,679	-	-	-	-	-	-	-		14,679
Long-term borrowings, excluding current portion, net	-	-	-	-	-	-	-	-		-
Other non-current financial liabilities	101,498	-	-	-	-	-	-	-		101,498
Other non-current non-financial liabilities	-	-	-	-	1,014,981	-	-	(1,014,981)	Q	-
Defined benefit liabilities	378,433	172,551	-	82,227	4,825	103,101	-	-		741,137
Convertible note	-	-	-	-	-	-	-	-		-
Derivative liabilities	-	-	-	-	-	-	401,374	200,687	V	602,061
Contract liabilities	-	608,989	-	-	-	-	-	-		608,989
Other non-current provisions	412,726	3,332	-	-	-	8,909	-	-		424,967
Non-current lease liabilities	6,294,684	44,309	30,721	-	-	-		(73,576)	R	6,296,138
Deferred tax liabilities	270,091	-	-	-	-	-	-	6,335,488	A	6,605,579
Deferred underwriting commissions	-	-	-	-	-	-	-	-		-
Warrant liabilities	-	-	-	-	-	-	-	-		-
Call option liability	-	-	-	-	-	-	-	849,022	A	849,022
Earnout liability	-	-	-	-	-	-	-	-		-
Consideration payable, non-current	-	-	-	-	-	-	-	11,758,370	A	11,758,370
Convertible senior unsecured notes	-	-	-	-	-	-	2,666,833	1,500,000	V	4,166,833
Discount on note	-	-	-	-	-	-	-	(200,687)	V	(200,687)
Class A common stock subject to possible redemption	-	-	-	-	-	-	-	-		-

Total non-current liabilities	7,472,111	829,181	30,721	82,227	1,019,806	112,010	3,068,207	19,354,323		31,968,586

Total liabilities	23,293,594	3,528,756	760,456	178,291	1,073,222	1,725,054	10,003,127	39,797,853		80,360,353

Class A common stock subject to possible redemption	-	-	-	-	-	-	-	-		-

EQUITY
Share capital	338,327	53	33,833	6,767	10,150	575,156	-	(964,286)	A	-
Global Star preferred stock	-	-	-	-	-	-	-	-		-
K Enter Series A-1 convertible preferred stock	-	-	-	-	-	-	-	-		-
K Enter Series A convertible preferred stock	-	-	-	-	-	-	355	-		355
K Enter common stock	-	-	-	-	-	-	1,000	1,468	A	2,468
								-	-
Pubco ordinary shares	-	-	-	-	-	-	-	-		-
Global Star Class A common stock	-	-	-	-	-	-	-	-		-
Global Star Class B common stock	-	-	-	-	-	-	-	-		-
Preferred stock subscription receivable	-	-	-	-	-	-		-		-
Additional paid-in capital	-	-	-	-	-	-	20,542,076	85,705,045	A	106,247,121
								-	-
								-	-
Share premium	-	(396,160)	33,833	-	-	285,043	-	77,284	A	-
Other reserves	(18,738,613)	-	(1,353,308)	(35,149)	(1,165)	(136,028)	-	1,525,650	A	(19,916,668)
								(1,178,055)	S
Retained earnings (Accumulated deficit)	24,332,097	616,565	3,245,532	587,560	(403,635)	(64,042)	(21,802,827)	17,820,847	A	24,367,148
								35,051	R
								-	-
Accumulated other comprehensive income (loss)	-	-	-	-	-	-	(251,337)	-		(251,337)
Equity attributable to the equity holders of the Company	5,931,811	220,458	1,959,890	559,178	(394,650)	660,129	(1,510,733)	103,023,004		110,449,087
Non-controlling interest	(399,750)	-	-	-	-	-	-	11,133,150	A	10,733,400

Total equity	5,532,061	220,458	1,959,890	559,178	(394,650)	660,129	(1,510,733)	114,156,154		121,182,487

Total equity and liabilities	$28,825,655	$3,749,214	$2,720,346	$737,469	$678,572	$2,385,183	$8,492,394	$153,954,008		$201,542,841

(2)	The unaudited pro forma condensed combined balance sheet for New K Enter as of December 31, 2024, combines the historical unaudited balance sheets of the Six Korean Entities as of December 31, 2024, with the historical unaudited balance sheet of K Enter as of December 31, 2024 as adjusted for conversion to IFRS (see also Note 2 — “IFRS Conversion and Presentation Alignment”).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR K WAVE

FOR THE YEAR ENDED DECEMBER 31, 2024(3)

	K Wave Media (IFRS Historical)	New K Enter Pro Forma Combined (IFRS Historical)	Global Star (IFRS Historical - Note 4)	Transaction Accounting Adjustments		Pro Forma Combined (IFRS)
Sales revenue	$-	$57,691,073	$-	$-		$57,691,073
Investment management revenue	-	999,202	-	-		999,202
Investment revenue	-	33,310	-	-		33,310
Gains from investments in associates	-	12,022	-	-		12,022
Cost of sales	-	(55,038,513)	-	-		(55,038,513)
Gross profit	-	3,697,094	-	-		3,697,094
Administration fee - related party			(120,000)
Operating expenses	-	-	(1,971,648)	120,000	BB	(1,851,648)
Selling, general, and administrative expenses	-	(17,529,109)	-	-		(17,529,109)
Investment expenses	-	(14,757)	-	-		(14,757)
Losses from investments in associates	-	(46,257)	-	-		(46,257)
Stock-based compensation expense	-	-	-	(1,150,000)	EE	(1,150,000)
Other income	-	975,030	-	-		975,030
Other expenses	-	(5,370,975)	-	-		(5,370,975)
Transaction costs	-	-	-	(38,041,732)	CC	(51,975,148)
				(6,830,599)	FF
				(7,102,817)	LL
Operating income (loss)	-	(18,288,974)	(2,091,648)	(53,005,148)		(73,265,770)
Other income (expense)
Finance income	-	589,804	-	-		589,804
Finance costs	-	(1,611,677)	-	-		(1,611,677)
Change in fair value of warrant liability	-	-	(193,965)	-		(193,965)
Loss on initial issuance of debt	-	-	-	-		-
Interest income	-	399	18,394	-		18,793
Other income (expense), net	-	(1,034,045)		-		(1,034,045)
Amortization of deferred finance cost	-	-	(58,855)	(248,339)	OO	(307,194)
Interest income on marketable securities held in Trust Account	-	-	1,722,436	(1,722,436)	AA	-
Net income (loss) before taxes	-	(20,344,493)	(603,638)	(54,975,923)		(75,804,054)
Provision for taxes	-	427,196	(358,878)	358,878	DD	427,196
Net income (loss)	-	(19,917,297)	(962,516)	(54,617,045)		(75,376,858)
Net loss attributable to noncontrolling interest in subsidiaries	-	(2,325,352)	-			(2,325,352)
Income (loss) attributable to shareholders of New K Enter	$-	$(17,591,945)	$(962,516)	$(54,617,045)		$(73,051,506)
Basic and diluted net income per share
Basic net income per share, Class A common stock subject to possible redemption			$(0.17)
Basic net income per share, Class B common stock			$(0.17)
Pro forma weighted average number of shares outstanding - basic and diluted						63,246,290
Pro forma net loss per share - basic and diluted						$(1.19)

(3)	The unaudited pro forma condensed combined statement of operations for K Wave for the year ended December 31, 2024, combines the unaudited pro forma condensed combined statements of operations for the Six Korean Entities as converted to USD and K Enter(5) for the year ended December 31, 2024 with the historical audited statement of operations of Global Star for the six months ended June 30, 2024 and the historical audited statement of operations of K Wave for the year ended December 31, 2024.
(4)	Please refer to Note 8 — “Net Loss per Share” for details.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR NEW K ENTER

FOR THE YEAR ENDED DECEMBER 31, 2024(5)

	Play Company as converted to USD (IFRS Historical)	K Enter (US GAAP Historical)	Lamp as converted to USD (IFRS Historical)	Bidangil as converted to USD (IFRS Historical)	Apeitda as converted to USD (IFRS Historical)	Anseilen as converted to USD (IFRS Historical)	Solaire Partners as converted to USD (IFRS Historical)	Transaction Accounting Adjustments		New K Enter Pro Forma Combined (IFRS Historical)
Sales revenue	$31,545,498	$485,271	$11,981,496	$13,665,824	$12,984	$-	$-	$-		$57,691,073
Investment management revenue	-	-	-	-	-	-	999,202	-		999,202
Investment revenue	-	-	-	-	-	-	33,310	-		33,310
Gains from investments in associates	-	-	-	-	-	-	12,022	-		12,022
Cost of sales	(30,739,901)	(483,462)	(11,018,876)	(12,796,274)	-	-	-	-		(55,038,513)
Gross profit	805,597	1,809	962,620	869,550	12,984	-	1,044,534	-		3,697,094
Administration fee - related party
Operating expenses	-	-	-	-	-	-	-	-		-
Selling, general, and administrative expenses	(2,922,258)	(11,838,397)	(695,508)	(520,932)	(231,050)	(169,390)	(1,123,703)	45,873	II	(17,529,109)
								(73,744)	JJ
Investment expenses	-	-	-	-	-	-	(14,757)	-		(14,757)
Losses from investments in associates	-	-	-	-	-	-	(46,257)			(46,257)
Stock-based compensation expense	-	-	-	-	-	-	-	-		-
Other income	749,670	-	142,581	1	2	8,732	63	237	II	975,030
								73,744	JJ
Other expenses	(1,205,104)	-	(209,149)	(15,768)	(22,266)	(36)	-	(3,872,542)	HH	(5,370,975)
								(46,110)	II
Transaction costs	-	-	-	-	-	-	-	-		-
Operating income (loss)	(2,572,095)	(11,836,588)	200,544	332,851	(240,330)	(160,694)	(140,120)	(3,872,542)		(18,288,974)
Other income (expense)
Finance income	422,880	-	16,642	41,052	38,373	155	72,731	(2,029)	NN	589,804
Finance costs	(1,013,265)	-	(100,154)	(108,365)	(17,561)	(22,003)	(16,671)	(335,687)	KK	(1,611,677)
								2,029	NN
Change in fair value of warrant liability	-	-	-	-	-	-	-	-		-
Loss on initial issuance of debt	-	-	-	-	-	-	-	-		-
Interest income	-	399	-	-	-	-	-	-		399
Other income (expense), net		(1,034,045)	-	-	-	-	-	-		(1,034,045)
Amortization of deferred finance cost	-	-	-	-	-	-	-	-		-
Interest income on marketable securities held in Trust Account	-	-	-	-	-	-	-	-		-
Net income (loss) before taxes	(3,162,480)	(12,870,234)	117,032	265,538	(219,518)	(182,542)	(84,060)	(4,208,229)		(20,344,493)
Provision for taxes	552,757	-	(67,543)	(2,737)	(5,557)	-	(49,724)	-		427,196
Net income (loss)	(2,609,723)	(12,870,234)	49,489	262,801	(225,075)	(182,542)	(133,784)	(4,208,229)		(19,917,297)
Net loss attributable to noncontrolling interest in subsidiaries	(745,776)	-	-	-	-	-	-	(1,579,576)	GG	(2,325,352)
Income (loss) attributable to shareholders of New K Enter	$(1,863,947)	$(12,870,234)	$49,489	$262,801	$(225,075)	$(182,542)	$(133,784)	$(2,628,653)		$(17,591,945)
Basic and diluted net income per share	$(18.64)	$(116.68)	$49.49	$26.28	$(22.51)	$-	$-

(5)	The unaudited pro forma condensed combined statement of operations for New K Enter for the year ended December 31, 2024, combines the historical statements of operations of the Six Korean Entities for the year ended December 31, 2024 as converted to USD, with the historical audited statement of operations of K Enter for the year ended December 31, 2024, as adjusted for conversion to IFRS (see also Note 4 — “IFRS Conversion and Presentation Alignment”).
(6)	Please refer to Note 8 — “Net Loss per Share” for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation and Accounting Policies

Acquisition of the Six Korean Entities

K Enter closed the equity purchase for Play Company first and the acquisitions of each of the Six Korean Entities other than Play Company closed subsequently on January 2, 2025.

The acquisition of each of the Six Korean Entities by K Enter will be accounted for in accordance with the acquisition method of accounting under IFRS 3, with Play Company considered to be the acquirer of K Enter. As Play Company’s basis of accounting is IFRS, the combined K Enter – Play Company entity basis of accounting will be IFRS.

The acquisitions of each of the Six Korean Entities other than Play Company by K Enter post the acquisition of Play Company will be accounted for in accordance with the acquisition method of accounting under IFRS 3, with K Enter post the acquisition of Play Company considered to be the acquirer of each of the Six Korean Entities other than Play Company. As K Enter post the acquisition of Play Company basis of accounting is IFRS, New K Enter’s basis of accounting will be IFRS.

Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price, if any, allocated to goodwill. Costs related to the transaction are expensed as incurred. K Enter and Play Company are referred to as “New K Enter” in these unaudited pro forma condensed combined financial statements.

The Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2 as Global Star does not meet the criteria to be determined a business under IFRS 3. Under this method of accounting, Global Star is treated as the acquired company for financial reporting purposes, and New K Enter is treated as the acquirer for financial statement reporting purposes.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that PubCo will experience. New K Enter and Global Star have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined balance sheet and statements of operations reflects the acquisition of the Six Korean Entities that closed on January 2, 2025 as if it had occurred on December 31, 2024, and January 1, 2024, respectively.

The historical financial statements of the Six Korean Entities have been prepared in accordance with IFRS as issued by the IASB and in its presentation and functional currency of the Korean Republic Won (“KRW”). The historical financial statements of Global Star have been prepared in accordance with U.S. GAAP and in its presentation and functional currency of the USD. The historical financial statements of K Enter have been prepared in accordance with U.S. GAAP and in its presentation currency of USD. The historical financial statements of K Wave Media Ltd have been prepared in accordance with IFRS and in its presentation currency of USD. The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting that will be used by PubCo. Global Star’s and K Enter’s historical financial statements have been converted from U.S. GAAP to IFRS to align with the basis of accounting that will be used by PubCo. See Note 3 – IFRS Conversion and Presentation Alignment.

The historical financial statements of the Six Korean Entities have been translated into and are presented in USD using the following exchange rates:

●	at the period exchange rate as of December 31, 2024 of US$1.00 to KRW$1,477.86 for the balance sheet;

●	the average exchange rate for the year ended December 31, 2024 of US$1.00 to KRW$1,363.438 for the statement of operations for the period ending on that date;

Note 2 — IFRS Conversion and Presentation Alignment

The historical financial information of Global Star has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. Two adjustments required to convert Global Star’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to (i) reclassify Global Star Class A Common Stock subject to redemption to non-current financial liabilities under IFRS 2, as stockholders have the right to require Global Star to redeem the common stock and Global Star has an irrevocable obligation to deliver cash or another financial instrument for such redemption, and (ii) reclassify GLST Warrants from equity (under U.S. GAAP) to non-current financial liabilities under IAS 32 measured at fair value through profit or loss, due to the “cashless” settlement provisions in the warrant agreement.

There were no adjustments required to adjust the historical financial information of K Enter to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align Global Star’s historical financial information and K Enter’s historical financial information in accordance with the presentation of Play Company’s historical financial information.

BALANCE SHEET

FOR GLOBAL STAR

AS OF DECEMBER 31, 2024

	Global Star (US GAAP Historical)	IFRS Conversion and Presentation Alignment		Global Star (IFRS Historical)
ASSETS
Cash and cash equivalents	$510,939	$-		$510,939
Other current assets	7,500	-		7,500
Total current assets	518,439	-		518,439

Investments held in Trust Account	4,374,657	-		4,374,657
Total non-current assets	4,374,657	-		4,374,657

Total assets	$4,893,096	$-		$4,893,096

LIABILITIES
Trade and other payables	-	1,726,331	(2)	1,726,331
Sponsor working capital loan	1,596,000	-		1,596,000
Promissory note - related party	733,661	-		733,661
Excise tax payable attributable to redemption of common stock	959,070	-		959,070
Current tax liabilities	324,943	-		324,943
Due to Sponsor	15,094	-		15,094
Accrued franchise tax payable	131,798	-		131,798
Accrued expenses	1,726,331	(1,726,331	)(2)	-
Total current liabilities	5,486,897	-		5,486,897

Deferred underwriting commissions	3,220,000	-		3,220,000
Warrant liabilities	-	290,947	(1)	290,947
Class A common stock subject to possible redemption	-	4,430,398	(1)	4,430,398
Total non-current liabilities	3,220,000	4,721,345		7,941,345

Total liabilities	8,706,897	4,721,345		13,428,242

Class A common stock subject to possible redemption	4,430,398	(4,430,398	)(2)	-

EQUITY
Global Star preferred stock	-	-		-
Global Star Class A common stock	62	-		62
Global Star Class B common stock	230	-		230
Additional paid-in capital	-	-		-
Retained earnings (Accumulated deficit)	(8,244,491)	(290,947	)(1)	(8,535,438)
Total stockholders’ equity	(8,244,199)	(290,947)		(8,535,146)

Total equity and liabilities	$4,893,096	$-		$4,893,096

(1)	IFRS Conversion
(2)	Presentation Alignment

STATEMENT OF OPERATIONS

FOR GLOBAL STAR

FOR THE YEAR ENDED DECEMBER 31, 2024

	Global Star (US GAAP Historical)	IFRS Conversion and Presentation Alignment		Global Star (IFRS Historical)
Administration fee - related party	$(120,000)	-		(120,000)
General and administrative expenses	(1,971,648)	-		(1,971,648)
Total operating expenses	(2,091,648)	-		(2,091,648)

Loss from operations	(2,091,648)	-		(2,091,648)

Other income (expense)
Amortization of deferred finance cost	(58,855)	-		(58,855)
Change in fair value of warrant liability	-	(193,965	)(1)	(193,965)
Interest income	18,394	-		18,394
Interest income on marketable securities held in Trust Account	1,722,436	-		1,722,436
Net income before taxes	(409,673)	(193,965)		(603,638)

Provision for taxes	(358,878)	-		(358,878)

Net income	$(768,551)	$(193,965)		$(962,516)

Basic and diluted net income per share, redeemable Class A common stock	$(0.13)			$(0.17)

Basic and diluted net income per share, non-redeemable Class A and Class B common stock	$(0.13)			$(0.17)

BALANCE SHEET

FOR K ENTER

AS OF DECEMBER 31, 2024

	K Enter (US GAAP Historical)	IFRS Conversion and Presentation Alignment		K Enter (IFRS Historical)
ASSETS
Cash and cash equivalents	333,069	-		333,069
Accounts receivable	6,496	-		6,496
Other receivables	905,827	-		905,827
Deferred transaction costs	2,152,048	-		2,152,048
Prepaid expenses and other current assets	422,239			422,239
Prepaid expenses and other current assets - related party	67,699	-		67,699
Total current assets	3,887,378	-		3,887,378

Investment in equity securities	1,600,000	-		1,600,000
Investment in equity securities - related party	1,178,055	-		1,178,055
Property, plant and equipment, net	24,356	-		24,356
Operating lease right-of-use assets, net	21,048	-		21,048
Operating lease right-of-use assets, net - related party	19,189	-		19,189
Other non-current assets	1,762,368	-		1,762,368
Total non-current assets	4,605,016	-		4,605,016

Total assets	$8,492,394	$-		$8,492,394

LIABILITIES
Trade and other payables	-	4,597,739	(2)	4,597,739
Trade and other payables - related party		1,332,603	(2)	1,332,603
Accounts payable	836,592	(836,592	)(2)	-
Accounts payable - related party	1,332,603	(1,332,603	)(2)	-
Accrued expenses and other current liabilities	3,761,147	(3,761,147	)(2)	-
Short-term borrowings	564,282			564,282
Short-term borrowings - related party	400,942			400,942
Lease liability, current	20,165	-		20,165
Lease liability, current - related party	19,189	-		19,189
Total current liabilities	6,934,920	-		6,934,920

Convertible note	2,666,833	-		2,666,833
Derivative liabilities	401,374	-		401,374
Total liabilities	10,003,127	-		10,003,127

Equity
Series A-1 convertible preferred stock	-			-
Series A convertible preferred stock	355	-		355
Common stock	1,000	-		1,000
Additional paid-in capital	20,542,076	-		20,542,076
Accumulated deficit	(21,801,180)	(1,647	)(2)	(21,802,827)
Accumulated other comprehensive income	(252,984)	1,647	(2)	(251,337)
Total stockholders’ equity	(1,510,733)	-		(1,510,733)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,492,394	$-		$8,492,394

(1)	IFRS Conversion
(2)	Presentation Alignment

STATEMENT OF OPERATIONS

FOR K ENTER

FOR THE YEAR ENDED DECEMBER 31, 2024

	K Enter (US GAAP Historical)	IFRS Conversion and Presentation Alignment	K Enter (IFRS Historical)
Revenue	485,271	-	485,271

Cost of revenue	(483,462)		(483,462)
Gross profit	1,809	-	1,809

Selling, general and administrative expenses	(11,838,397)	-	(11,838,397)

Operating income (loss)	(11,836,588)	-	(11,836,588)

Other income (expense)
Interest income (expense), net	399	-	399
Other income (expense), net	(1,034,045)	-	(1,034,045)
Total other expense	(1,033,646)	-	(1,033,646)

Provision for taxes	-	-	-

Net loss	(12,870,234)	-	(12,870,234)

Note 3 — Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). EFHAC has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to include all necessary Transaction Accounting Adjustments pursuant to Article 11 of Regulation S-X, including those that are not expected to have a continuing impact.

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under IFRS. K Wave Media and Global Star have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2024.

Transaction Accounting Adjustments to Unaudited Pro Foma Condensed Combined Balance Sheet

The Transaction Accounting Adjustments to the unaudited pro forma condensed combined balance sheet as of December 31, 2024, are as follows:

A.	Reflects the allocation, on a preliminary basis, of the cost associated with the acquisition of K Enter and the Six Korean Entities other than Play Company as if the acquisition had occurred on December 31, 2024. Play Company was determined to be the accounting acquirer under IFRS 3. The final allocation of the purchase consideration will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed, but in no event later than one year following the completion of the transaction. Accordingly, the final acquisition accounting adjustments could differ materially from the unaudited pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of New K Enter due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The preliminary allocation of the purchase price is as follows:

	K Enter	LAMP	Bidangil	Apeitda	Anseilen	Solaire Partners	Total
Estimated fair value of common stock issued (see below)	$62,450,402	$14,986,150	$9,987,754	$7,493,062	$3,769,006	$6,973,906	$105,660,280
Fair value of Earnout(b)	-	-	-	-	-	-	-
Contingent consideration payable(e)	8,630,305	-	-	-	-	-	8,630,305
Call option liability(c)	849,022	-	-	-	-	-	849,022
Proportionate share of non-controlling interest(k)	-	3,642,941	3,791,199	2,207,873	1,253,814	237,324	11,133,150
Cash to be paid(d)	23,816,050	-	-	-	-	-	23,816,050
Total consideration	95,745,779	18,629,091	13,778,953	9,700,935	5,022,820	7,211,230	150,088,807
Allocated to:
Cash	$333,069	$584,580	$980,123	$233,132	$244,430	$240	$2,375,574
Accounts receivable - trade	6,496	61,262	428	12,484	-	35,727	116,397
Value added tax receivable	-	-	-	-	37,097	-	37,097
Short-term financial instruments	-	-	-	-	-	-	-
Short-term investment securities	-	-	583,863	-	-	-	583,863
Other receivables, contract assets and current assets	905,827	1,347,112	571,528	1,542	29	1,789,458	4,615,496
Short-term loans, net	-	-	91,348	-	-	-	91,348
Prepaid expenses and other	489,938	-	-	-	-	-	489,938
Property, plant and equipment, net	24,356	107,952	83,762	149,434	497	21,130	387,131
Long-term loans, net	-	88,003	-	-	-	-	88,003
Convertible debt security	-	-	-	-	-	-	-
Deferred transaction costs	2,152,048	-	-	-	-	-	2,152,048
Long-term investment securities	-	541,323	-	48,679	-	482,262	1,072,264
Investments in associates and joint ventures	-	-	-	-	-	56,163	56,163
Investment in equity securities	1,600,000	-	-	-	-	-	1,600,000
Investment in equity securities - related parties	1,178,055	-	-	-	-	-	1,178,055
Operating lease right-of-use assets, net	21,048	-	-	-	-	-	21,048
Operating lease right-of-use assets, related party	19,189	-	-	-	-	-	19,189
Other non-current assets	1,762,368	987,924	409,294	292,198	396,519	203	3,848,506
Long-term accounts receivable - other, net	-	31,058	-	-	-	-	31,058
Accounts payable, accrued expenses, contract liabilities and other current liabilities	(4,597,739)	(1,619,362)	(616,832)	(12,933)	(11,992)	(1,219,139)	(8,077,997)
Accounts payable - related party	(1,332,603)	-	-	-	-	-	(1,332,603)
Current portion of long-term borrowings	-	-	-	-	-	-	-
Lease liability, current	(20,165)	(54,244)	(52,730)	-	-	(41,239)	(168,378)
Short term borrowings	(564,282)	(978,072)	-	-	-	(140,295)	(1,682,649)
Short-term borrowings - related party	(400,942)	-	-	-	-	-	(400,942)
Other current financial liabilities	-	-	-	-	-	(65,000)	(65,000)
Other current non-financial liabilities	-	(36,063)	(5,017)	(79,747)	(41,424)	(16,170)	(178,421)
Current tax liability	-	(10,093)	(55,156)	(3,384)	-	(131,201)	(199,834)
Financial guarantee liability	-	(1,741)	-	-	-	-	(1,741)
Lease liability - related party	(19,189)	-	-	-	-	-	(19,189)
Other non-current liabilities, contract liabilities, and provisions	-	(612,321)	-	-	(1,014,981)	(8,909)	(1,636,211)
Other non-current financial liabilities	-	-	-	-	-	-	-
Long-term borrowings	-	-	-	-	-	-	-
Defined benefit liabilities	-	(172,551)	-	(82,227)	(4,825)	(103,101)	(362,704)
Convertible note	(2,666,833)	-	-	-	-	-	(2,666,833)
Derivative liabilities	(401,374)	-	-	-	-	-	(401,374)
Defined severance benefits non-current	-	-	-	-	-	-	-
Lease liability, non-current	-	(44,309)	(30,721)	-	-	-	(75,030)
Long-term lease liability, related party	-	-	-	-	-	-	-
Deferred tax liability(j)	-	(1,906,133)	(1,526,479)	(1,042,803)	(780,369)	(1,079,704)	(6,335,488)
Net assets acquired (liabilities assumed)	(1,510,733)	(1,685,675)	433,411	(483,625)	(1,175,019)	(419,575)	(4,841,216)
Excess of purchase price over net tangible assets acquired, aggregate fair value purchase consideration, non-controlling interest, and net liabilities assumed before allocation to identifiable intangible assets and goodwill	$97,256,512	$20,314,766	$13,345,542	$10,184,560	$6,197,839	$7,630,805	$154,930,023

Management made an initial determination that approximately $30.3 million of the excess of the purchase price over the net assets acquired (liabilities assumed), non-controlling interest, and aggregate fair value purchase consideration should be allocated to identifiable intangible assets. The unidentified excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill.

(a)	The Six Korean Entities were issued an aggregate of 14,675,034 shares of K Wave Media ordinary shares, par value $0.0001, at a value of $7.20 per share. The price per share was calculated as follows:

Total shares of K Wave Media issued to the Six Korean Entities	14,675,034
Estimated Price per share of Global Star as of May 12, 2025	$7.20
Value of K Wave Media ordinary shares	$105,660,245

(b)	The Earnout was determined to be part of the business combination (i.e., consideration) and therefore in accordance with IFRS 3, such contingent consideration will be measured at fair value at the acquisition date and included within the calculation of goodwill. The liability-classified arrangement is recorded at fair value at initial recognition; measurement is updated at each reporting date, with changes recognized in the income statement each reporting period until the arrangement is settled or derecognized. The terms of the Earnout state that depending on the achievement by Play Company of the annual average net profit for Fiscal Years 2023 to 2025, New K Enter shall make additional payments to the Seller as follows: (1) if the average net profit for the said years is less than 75% (KRW 12.105 billion) of the target amount separately agreed between the Parties (KRW 16.14 billion) or exceeds 125% of the said target amount (KRW 20.175 billion), New K Enter shall pay to the Seller in cash (KRW) on January 31, 2027 and January 31, 2028 (the “Payment Date”, respectively) an amount calculated by multiplying the achieved percentage based on the annual average net profit for Fiscal Years 2023 to 2025 by KRW 9.05 billion and (ii) if the average net profit for the said years is no less than 75% of the target amount (KRW 12.105 billion) and no greater than 125% of the target amount (KRW 20.175 billion) New K Enter shall pay KRW 9.05 billion to the Seller on each Payment Date. Each payment above shall be deemed as an adjustment to the Purchase Price. The Earnout was valued with a Monte Carlo Model simulation. The fair value was the discounted cash flow from the date of payment. The net profit was assumed to grow at a specified industry growth rate and fluctuate with the projected earnings volatility. The projected earnings volatility was based upon guideline public companies.

(c)	In accordance with IAS 32 and IFRS 9, the call option liability is representative of a financial liability to potentially issue equity shares and/or transfer assets of the combined entity; therefore, the call option liability will be measured at fair value at the acquisition date and included within the calculation of goodwill. The liability-classified arrangement is recorded at fair value at initial recognition; measurement is updated at each reporting date, with changes recognized in the income statement each reporting period until the arrangement is settled or derecognized. The fair value pricing of the call option liability was determined by applying the binomial option pricing model. The assumptions utilized in the option pricing model included: (a) equity share price of 10,010,425,600 KRW, (b) volatility of 43.75%, and (c) risk-free rate of 3.642%

(d)	Pursuant to the Play Company equity purchase agreement, an aggregate of KRW 36,233,103,400 (or approximately USD $24,716,377) will be paid as follows:

Payment Date	Purchase Price (KRW)	Purchase Price (USD)	Present Value (USD)
Within 3 months from the listing date	18,133,103,400	12,269,838	12,057,680
January 31, 2025	9,050,000,000	6,123,719	6,087,039
January 31, 2026	9,050,000,000	6,123,719	5,671,331
Total	36,233,103,400	24,517,276	23,816,050

(e)	An additional payment in cash may be owed to the owner of Play Company if the shares of PubCo that the shares of New K Enter’s common stock convert to at closing of the Acquisition Merger are sold during the three-month period (the “Sale Period”) following the six-month lock-up period of the newly issued shares of PubCo at a per share price less than the per share value at closing of the Acquisition Merger for the shortfall in share price. The amount to be paid will be reduced by (i) any realized gains from the sale of additional shares of PubCo by the owner of Play Company between the end of the Sale Period and December 31, 2026, and (ii) the unrealized gain as of December 31, 2026 for the shares that remain held by the owner of Play Company (calculated as the number of remaining shares of PubCo times the difference of (i) the average closing price of PubCo from December 1, 2026 to December 31, 2026 and (ii) the per-share value of PubCo at the closing of the Acquisition Merger). The contingent consideration liability is recorded at fair value determined using a Black Scholes model that values the put option related to the Shortfall payment obligation as detailed in the Shares Purchase Agreement.

(f)	Trademarks were valued based on a Relief of Royalty Method (“RRM”) with a 5-year life. RRM determines the value of an intangible asset by calculating how much a company would save in hypothetical royalty payments if it we to own the asset rather than licensing it from a third party.

(g)	IP/Technology was valued based on a Multi-Period Excess Earnings Method (“MPEE”) for LAMP, Bidangil, Apeitda, and Anseilen. The expected life was 10 years. MPEE is a financial valuation model that estimates revenues and cash flows derived from the intangible asset and then deducts portions of the cash flow that can be attributed to supporting assets, such as a brand name or fixed assets, that contributed to the generation of the cash flows. IP/Technology was valued based on RRM for Solaire Partners. The expected life was 5 years.

(h)	Customer relationships/bases were valued using MPEE. The expected life for LAMP was 8 years, the expected life for Bidangil was 8 years, the expected life for Apeitda was 8 years, and the expected life for Solaire Partners was 8.4 years.

(i)	Non-competes were valued using a With and Without Method (“WWM”) with a 5-year term for Bidangil, Apeitda, Anseilen, and Solaire Partners and a 4 year term for LAMP. WWM calculates the difference between two discounted cash flow models: one that represents the status quo for the business enterprise with the asset in place, and another without it.

(j)	The table below presents the calculation of the deferred tax liability on the intangible assets recorded in Entry (A) in the unaudited pro forma balance sheet of New K Enter using a tax rate of 20.9%:

	K Enter	LAMP	Bidangil	Apeitda	Anseilen	Solaire Partners	Total
Trademark(f)	$-	$718,789	$1,161,370	$1,086,872	$-	$1,058,323	$4,025,354
Intellectual property(g)	-	4,368,088	3,443,501	2,350,644	3,693,016	1,705,104	15,560,353
Customer relationships(h)	-	4,018,319	2,661,564	1,535,634	-	2,337,047	10,552,564
Non-competes(i)	-	15,052	37,294	16,338	40,807	65,578	175,069
Goodwill	97,256,512	11,194,517	6,041,813	5,195,072	2,464,016	2,464,754	124,616,684

Total	$97,256,512	$20,314,765	$13,345,542	$10,184,560	$6,197,839	$7,630,806	$154,930,024

*	The goodwill for K Enter is supported by the following qualitative factor:

●	Synergic growth between (a) content production and investment businesses, in which K Enter secures IP rights of its films and TV series for additional distribution and advertisement revenues and (b) content production and merchandising businesses, in which K Enter produces goods and merchandises for its films and TV series for additional merchandising revenues.

This is further supported by the following qualitative factors:

●	Organic growth of the content production business, assuming an increase in the production of films and TV series collectively by the four studios (Anseilen, Apeitda, Bidangil and Lamp) and K Enter’s internal production team;

●	Organic growth of the content merchandising business, assuming an increase in the IP rights coverage for merchandising by Play Company, reflecting Play Company’s recent contract with SM Entertainment;

●	Organic growth of the content investment business, assuming a serial launching of new content investment funds by Solaire Partners.

(k)	As part of the acquisition, the sellers of the Six Korean entities other than Play maintained their respective non-controlling interests. The following table presents the proportionate share of the non-controlling interest recorded to goodwill for each company calculated on the intangible assets identified and the net assets acquired (liabilities assumed), net of the deferred tax liability:

Company	Net Assets Acquired (Liabilities Assumed) (USD)	Intangible Assets Identified (USD)	Deferred Tax Liability (USD)	Subtotal	Non-Controlling Interest %	Total Non-Controlling Interest Recorded to Goodwill (USD)
LAMP	$220,458	$9,120,248	$(1,906,132)	$7,434,574	49.00%	$3,642,941
Bidangil	1,959,890	7,303,729	(1,526,479)	7,737,140	49.00%	3,791,199
Apeitda	559,178	4,989,488	(1,042,803)	4,505,863	49.00%	2,207,873
Anseilen	(394,650)	3,733,823	(780,369)	2,558,804	49.00%	1,253,814
Solaire Partners	660,129	5,166,052	(1,079,705)	4,746,476	5.00%	237,324
	$3,005,005	$30,313,340	$(6,335,488)	$26,982,857		$11,133,150

B.	Reflects the liquidation and reclassification of $0.5 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

C.	Reflects the settlement of deferred underwriting fees payable of $3.0 million upon the closing of the Business Combination with a payment of $0.5 million, the issuance of a promissory note of $2.0 million and the issuance of 50,000 of PubCo shares at $10 per share.

D.	Reflects the payment of Global Star transaction costs of approximately $1.2 million and the accrual of $0.6 million of business combination-related fees to be paid post-closing of the Business Combination. The costs for Global Star are accounted for as a reduction in the combined cash account with a corresponding reduction in accumulated deficit.

Reflects the payment of K Enter transaction costs of $1.2 million and to accrue $0.7 of business combination-related fees to be paid post-closing of the Business Combination. $15.8 million is reflected as an adjustment to accumulated deficit and $16.5 million is included as an adjustment to additional paid-in capital. The adjustment to accumulated losses includes $15.6 million related to success fees, with a corresponding increase to trade and other payables as 30% of the success fee is due three months after the Combined Company is listed and traded publicly and 70% of the success fee is due twelve months after the Combined Company is listed and traded publicly. These transaction costs are non-recurring. $8.5 million of the K Enter transaction costs are being paid in shares of K Enter common stock. The 4,997 shares of K Enter common stock were converted to 2,170,125 shares of Pubco, par value of $0.0001 per share at a value of $7.20 per share. A net amount of $6.7 million was recorded to accumulated deficit for the difference between the value of the shares issued and the value of the debt transferred.

The Global Star transaction costs exclude the deferred underwriting commissions included (C) above.

E.	Represents the exchange of outstanding New K Enter shares into 56,829,875 PubCo Ordinary Shares at par value of $0.0001 per share. These shares plus the 2,170,125 shares presented as being issued to satisfy K Enter transaction expenses, as described in (D) above, total the 59,000,000 New K Enter shares to be issued at the consummation of the Business Combination.

F.	Represents the elimination of Global Star’s historical accumulated losses after recording the transaction costs to be incurred by Global Star as described in (D) above, the remeasurement common stock subject to redemption in (G) below, the interest earned in the Trust as described in (J) below and the stock-based compensation as described in (O) below.

G.	Reflects the remeasurement and reclassification of 40,043 shares of Global Star common stock subject to redemption to permanent equity.

H.	Represents the expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by PubCo and the fair value of Global Star’s identifiable net assets at the date of the Business Combination, resulting in a $38.0 million increase to accumulated deficit. The fair value of shares issued was based on a market price of $7.20 per share (as of May 12, 2025).

	Shares	Dollars
Global Star shareholders
Public shareholders(1)	960,043
Sponsor and other shareholders(2)	3,126,247
Deemed costs of shares to be issued to Global Star shareholders		$29,421,288
Net assets of Global Star as of December 31, 2024		(3,813,801)
Less: Global Star Transaction Costs		(566,902)
Less: Global Star Warrant liabilities		(290,947)
Less: Effect of March redemptions and interest withdrawal		(3,948,794)
Adjusted net assets (liabilities) of Global Star as of December 31, 2024		(8,620,444)
Difference – being IFRS 2 charge for listing services		$38,041,732

(1)	Includes 9,200,000 Public Rights automatically converted into 920,000 shares of common stock upon consummation of the Business Combination.
(2)	Includes 498,225 Private Rights automatically converted into 49,822 shares of common stock upon consummation of the Business Combination and includes 150,000 Convertible Note Rights automatically converted into 15,000 shares of common stock upon consummation of the Business Combination.

I.	Reflects the conversion of Global Star Class B Common Stock into Class A Common Stock on a one-for-one basis upon consummation of the Business Combination.

J.	Reflects the net effect of interest earned in and interest withdrawn from the Trust Account subsequent to December 31, 2024.

K.	Reflects the conversion of 9,698,225 GLST Rights into 969,823 ordinary shares upon the closing of the Business Combination.

L.	Reflects additional draws on the Global Star April 15, 2024, promissory note of $96,000 subsequent to December 31, 2024. Reflects the conversion of $1.5 million of the July 31, 2023, Global Star Working Capital Loan into 150,000 GLST Units at a price of $10.00 per unit upon consummation of the Business Combination. Each unit consists of one share of GLST Class A Common Stock, one GLST Warrant, and one GLST Right. Also reflects the conversion of 150,000 GLST Rights into 15,000 shares of GLST Class A Common Stock upon the closing of the Business Combination. The warrants were recorded as non-current financial liabilities under IAS 32.Reflects the conversion of $100,000 of the Global Star July 31, 2023, Working Capital Loan and $807,000 of the Global Star April 15, 2024, promissory note into shares of Global Star Class B common stock at a price of $10.00 per share upon the consummation of the business combination.

M.	Reflects the conversion of GLST Class A Common Stock into PubCo ordinary shares upon consummation of the Business Combination.

N.	Reflects the extension payments made to the Trust Account subsequent to December 31, 2024.

O.	Reflects the recognition of stock-based compensation related to the sale of Founders Shares to Global Star’s directors and strategic advisors upon consummation of the Business Combination.

P.	Reflects the conversion of 35,484 shares of K Enter Series A preferred stock to New K Enter common stock, par value $0.01, and the conversion of 5,314 shares of K Enter Series A-1 preferred stock to New K Enter common stock, par value $0.01, at a conversion ratio of 1:1 at the consummation of the business combination.

Q.	Reflects the elimination upon consolidation of the intercompany balances for advances paid by K Enter to Anseilen for content development.

R.	Reflects the elimination upon consolidation of legal fees paid by Solaire Partners on behalf of K Enter and the sublease agreement between K Enter and Solaire Partners.

S.	Reflects the elimination of the Investment in Play Company related to the 1,000 shares of Play Company owned by Solaire Partners.

T.	Reflects the adjustment to Global Star historical balance sheet to reverse the consolidation of its wholly-owned subsidiary, K Wave Media, Ltd.

U.	Reflects the intercompany elimination upon consolidation of the intercompany accounts of Global Star and K Wave Media Ltd.

V.	Reflects the proceeds of $1.5 million from the convertible senior unsecured debt and the bifurcation of the conversion option at a fair value of $0.6 million and the cash received from a pre-PIPE investor of $0.4 million.

W.	Reflects the intercompany elimination upon consolidation of the short-term borrowing from Bidangil to K Enter.

x.	Reflects the redemption of 340,832 shares of Global Star Class A common stock at approximately $11.55 per share for $3.9 million and the withdrawal of $0.01 million of interest income from the Trust to pay certain tax obligations.

Y.	Reflects the intercompany elimination upon consolidation of the short-term borrowing from Bidangil to K Enter.

Z.	Reflects the proceeds received under the PIPE agreement of $4.0 million and the reclassification of $0.5 million of funding from short-term borrowings to convertible senior unsecured notes. The Company is currently evaluating the accounting treatment of the PIPE agreement.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The Transaction Accounting Adjustments included in the unaudited pro forma condensed combined statement of operations for year ended December 31, 2024 are as follows:

AA.	Reflects the elimination of interest income generated from the investments held in the Trust Account.

BB.	Reflects the elimination of administrative service fees that will cease to be paid upon the closing of the Business Combination.

CC.	Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by PubCo over the fair value of Global Star’s identifiable net assets at the date of the Business Combination, as described in (H) above. This cost is a non-recurring item.

DD.	Reflects the income tax impacts of the pre-tax transaction adjustments.

EE.	Reflects the recognition of stock-based compensation related to the sale of Founders Shares to Global Star’s directors and strategic advisors at the consummation of the Business Combination.

FF.	Reflects the expenses incurred by New K Enter for transaction costs related to accounting, advisory and valuation services.

GG.	Reflects the recognition of net loss attributable to non-controlling interests in the Six Korean Entities other than Play Company.

HH.	Reflects the amortization of Intellectual Property, Trademarks, Non-competes and Customer Relationships intangible assets recognized on New K Enter.

	K Enter	Lamp	Bidangil	Apeitda	Anseilen	Solaire Partners	Total
Intellectual Property (USD)	$-	$4,368,088	$3,443,501	$2,350,644	$3,693,016	$1,705,104	$15,560,353
Useful Life		$10	$10	$10	$10	$5
Customer Relationships (USD)	$-	$4,018,319	$2,661,564	$1,535,634	$-	$2,337,047	$10,552,564
Useful Life		8	8	8	-	8.4
Trademarks (USD)	$-	$718,789	$1,161,370	$1,086,872	$-	$1,058,323	$4,025,354
Useful Life		5	5	5	-	5
Non-competes (USD)	$-	$15,052	$37,294	$16,338	$40,807	$65,578	$175,069
Useful Life		4	5	5	5	5
Annual Amortization	$-	$1,086,619	$916,778	$647,661	$377,463	$844,021	$3,872,542
6 months Amortization	$-	$543,310	$458,390	$323,830	$188,732	$422,010	$1,936,272

II.	Reflects the elimination upon consolidation of the sublease agreement between K Enter.

JJ.	Reflects the elimination upon consolidation of the intercompany balances related to the consulting transaction between K Enter and Solaire Partners.

KK.	Reflects the amortization of the debt discount of $0.2 million, and accrual of interest expense at an annual coupon rate of 3% of $0.1 million.

LL.	Reflects the expense recognized for the K Enter shares issued for the satisfaction of transaction expenses as described in (D) above.

NN.	Reflects the intercompany elimination upon consolidation of the short-term borrowing from Bidangil to Kenter

OO.	To record the amortization of deferred finance cost on the Global Star promissory note

Note 4 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2024. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented.

The unaudited pro forma condensed combined financial information has been prepared with the actual redemptions of Public Shares by Global star’s Public Shareholders for the year ended December 31, 2024:

Year Ended December 31, 2024
Pro forma net loss	$(73,051,506)
Weighted average shares outstanding of ordinary shares – basic and diluted	63,246,290
Net loss per share – basic and diluted	$(1.19)
Excluded securities:(1)
Public Warrants	9,200,000
Private Warrants	498,225
Convertible Note Warrants	150,000
Shares underlying convertible senior secured notes	450,000

(1)	The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.